Exhibit 5.1
May 1, 2015

Digirad Corporation
1048 Industrial Court
Suwanee, GA 30024

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Digirad Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (as may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the reoffer and resale from time to time by the selling stockholders identified in the prospectus constituting a part of the Registration Statement of an aggregate of up to 610,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”).
As a basis for rendering the opinion contained herein, we have examined the following documents: (i) the Registration Statement, (ii) the Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, and (iii) certain resolutions adopted by the Board of Directors of the Company. We have also examined and relied upon the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents, the conformity with originals of all documents submitted to us as certified or photostatic copies, and the correctness of all statements of fact contained in the documents examined. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to various questions of fact material to our opinion, we have relied upon statements or certificates of public officials, certificates of officers or representatives of the Company and others.
Based upon the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.
We are members of the Bar of the State of New York. Our opinion is limited to the General Corporation Law of the State of Delaware (the “DGCL”) and the laws of the State of New York and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby concede that this firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
This opinion is being furnished at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act in connection with the offer and resale of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion does not constitute such prior written consent. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.
Very truly yours,
/s/ OLSHAN FROME WOLOSKY LLP
OLSHAN FROME WOLOSKY LLP